Exhibit 10.47

AMENDMENT TO FINANCING COMMITMENT LETTER

This Amendment to Financing Commitment Letter (this “Amendment”) is made by and between Qualigen, Inc., a Delaware corporation (the “Company”) and Alpha Capital Anstalt (“Alpha”) and is dated March 9, 2020. This Amendment amends the letter agreement dated January 15, 2020 (the “Financing Commitment Letter”) by and between the Company and Alpha. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to those terms in the Financing Commitment Letter or, if no such meaning is ascribed there, then to the meaning ascribed to the term in the Merger Agreement.

1. Section 1 (preamble) of the Financing Commitment Letter is amended to provide that the Company Series Alpha Preferred Stock shall be voting convertible preferred equity.

2. Section 1.b of the Financing Commitment Letter is amended to provide that the Company Series Alpha Preferred Stock and the warrant described in Section 5 of the Financing Commitment Letter (as amended by Section 6 of this Amendment) will each contain an ownership blocker so that Alpha cannot own more than 9.99% of the voting equity of the Company at any time post-Closing.

3. Section 2 of the Financing Commitment Letter is amended (and the Prior Alpha Debt is amended) to provide that at or before Closing, Alpha will convert the principal and accrued interest on the Prior Alpha Debt into Company Common Stock, at the conversion price set forth in the Prior Alpha Debt (except that $350,000 (inclusive of principal and interest together) of the Prior Alpha Debt will instead be converted by Alpha into Company Series Alpha Preferred Stock, at the conversion price set forth in the Prior Alpha Debt).

4. Section 3 of the Financing Commitment Letter is amended to provide that the Company will not require that Alpha sign any lock-up or leak-out agreement with respect to the Company Series Alpha Preferred Stock and Company Common Stock issued to Alpha for the Pre-Closing Company Financing and Prior Alpha Debt conversion, and to provide that the Parent Series Alpha Preferred Stock and Parent Common Stock issuable in the Merger in exchange for the Company Series Alpha Preferred Stock and Company Common Stock will be registered under Parent’s S-4 registration statement filed in connection with the Merger and shall not be subject to any lockup or leakout restrictions.

5. Section 4 of the Financing Commitment Letter is amended to provide that for the commitment to fund the Pre-Closing Company Financing, Alpha will receive before the Closing a fee (the “Commitment Fee”) from the Company equal to a number of shares of Company Series Alpha Preferred Stock calculated such that they would, after giving effect to the completion of the Merger and the assumption of the Warrants by Parent in connection with the Merger, immediately-post-Merger constitute shares of Parent Series Alpha Preferred Stock representing 5% of the immediately-post-Merger shares of Parent Common Stock on a fully-diluted basis (with such percentage being calculated using the meaning of “fully-diluted” contemplated in the computation of the Merger Agreement’s “Exchange Ratio”). Such Commitment Fee shares will be exchanged in the Merger for shares of Parent Series Alpha Preferred Stock registered under the S-4 registration statement.

6. Section 5 of the Financing Commitment Letter is amended to provide that Alpha will before the Closing be issued from the Company a warrant to purchase up to a number of shares of Company Common Stock calculated such that the number of shares of Company Common Stock underlying such warrant would, after giving effect to the completion of the Merger and the assumption of such warrant by Parent in connection with the Merger, be exercisable for shares of Parent Common Stock representing 1% of the immediately-post-Merger shares of Parent Common Stock on a fully-diluted basis (with such percentage being calculated using the meaning of “fully-diluted” contemplated in the computation of the Merger Agreement’s “Exchange Ratio”). Such warrant will have a strike price of no less than a 50% premium over the conversion price of the Company Series Alpha Preferred Stock.

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7. Section 7(a) of the Financing Commitment Letter is amended to provide that Alpha’s obligations pursuant to the Financing Commitment Letter is subject to the accuracy in all material respects when made on January 15, 2020 and on the closing date of the Pre-Closing Company Financing of the representations and warranties of the Company, Parent and any other party to the Merger Agreement contained in the Merger Agreement (unless as of a specific date therein in which case they shall be accurate as of such date), expressly including, without limitation, the requirement that all of Parent’s Series B and Series C Preferred Stock shall have been converted in Parent Common Stock or otherwise eliminated from the Parent’s capital structure (it being understood that Alpha shall convert all Alpha-owned Parent Series C Preferred Stock into Parent Common Stock or otherwise eliminate it from Parent’s capital structure), and substantially all warrants, options, or other rights to purchase any Parent securities which have any type of exercise or conversion price protection or any right to require the Parent to repurchase or otherwise pay cash in lieu of exercise, shall have been terminated, redeemed or exercised (or amended to remove such provision) as of the closing of the Merger.

8. Except as expressly set forth in this Amendment, the Financing Commitment Letter remains unchanged and in full force and effect.

QUALIGEN, INC.

By:	/s/ Michael Poirier
Name:	Michael Poirier
Title:	CEO

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackermann
Name:	Konrad Ackermann
Title:	Director

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